================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)
                               (Amendment No. 1)


                             HARCOURT GENERAL, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                           $1.00 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                            -----------------------

                                   41163G101
                                 (CUSIP Number)

                           REED INTERNATIONAL P.L.C.
                                  ELSEVIER NV
                               REED ELSEVIER PLC
                           REED ELSEVIER HOLDINGS BV
                           REED ELSEVIER OVERSEAS BV
                        REED ELSEVIER U.S. HOLDINGS INC.
                               REED ELSEVIER INC.
                               REH MERGERSUB INC.
                      (Names of Persons Filing Statement)

                          Henry Z. Horbaczewski, Esq.
                               Reed Elsevier Inc.
                             275 Washington Street
                                Newton, MA 02458
                            Tel. No.: (617) 558-4227
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                              and Communications)

                                October 27, 2000
                    (Date of Event which Requires Filing of
                                this Statement)

                            -----------------------

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following: [ ]

===============================================================================

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 2 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       REED INTERNATIONAL P.L.C.
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       ENGLAND
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 3 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ELSEVIER NV
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       NETHERLANDS
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 4 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       REED ELSEVIER PLC
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       ENGLAND
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 5 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       REED ELSEVIER HOLDINGS BV
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       THE NETHERLANDS
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 6 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       REED ELSEVIER OVERSEAS BV
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       THE NETHERLANDS
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 7 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       REED ELSEVIER U.S. HOLDINGS INC.
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       DE
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 8 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       REED ELSEVIER INC.
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       MA
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

                                  SCHEDULE 13D

CUSIP No. 41163G101                                           Page 9 of 13 Pages

-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       REH MERGERSUB INC.
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
   3   SEC USE ONLY

-------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       OO
-------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                                [ ]

-------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       DE
-------------------------------------------------------------------------------
                                         7   SOLE VOTING POWER

                                        ---------------------------------------
                                         8   SHARED VOTING POWER
            NUMBER OF SHARES
       BENEFICIALLY OWNED BY EACH            19,955,998
         REPORTING PERSON WITH          ---------------------------------------
                                         9   SOLE DISPOSITIVE POWER

                                        ---------------------------------------
                                        10   SHARED DISPOSITIVE POWER

                                             19,955,998
-------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       19,955,998
-------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.3%**
-------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
** Assumes conversion of all 19,955,998 shares of Class B Stock (as defined below) of the Issuer beneficially owned by the Reporting Person into Shares (as defined below).

     The Report on Schedule 13D, originally filed with the Securities and Exchange Commission on November 6, 2000 (the "Schedule 13D") with respect to the shares of common stock, $1.00 par value per share (the "Shares") of Harcourt General, Inc., a Delaware corporation, is hereby amended and supplemented as follows.

     Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in Schedule 13D.

     Item 2. Identity and Background.

     The response set forth in Item 2 of Schedule 13D is hereby amended as follows:

     (i) The telephone number "(44) (20) 7227-8420", wherever it appears in the response set forth in Item 2, is replaced by the following telephone number:

     "(44) (20) 7222-8420"

     (ii) The fourth sentence of the second paragraph is deleted and replaced in its entirety as follows:

     "Reed International owns indirectly a 5.8% interest in Elsevier."; and

     (iii) The second sentence of the seventh paragraph is deleted and replaced in its entirety as follows:

     "92.04% of the outstanding shares of capital stock of Reed Elsevier US is owned by Reed Elsevier Overseas and the remaining 7.96% is owned by Reed Elsevier (7.50%) and Reed Technology & Information Services Inc., a Delaware corporation (0.46%)."

     Item 4. Purpose of Transaction.

     The response set forth in Item 4 of Schedule 13D is hereby amended and supplemented by the following information:

     The Tender Offer Statement on Schedule TO (the "Schedule TO") was filed with the Securities and Exchange Commission, and the Offer was commenced, on Wednesday, November 8, 2000.

     Item 7. Material to be Filed as Exhibits.

     The response set forth in Item 7 of Schedule 13D is hereby amended and supplemented as follows:

     The Stockholder Agreement dated as of October 27, 2000, between Reed Elsevier, REH Mergersub and certain stockholders party thereto attached to
Schedule 13D as Exhibit 2 is hereby deleted and replaced in its entirety by the Stockholder Agreement dated as of October 27, 2000, between Reed Elsevier, REH Mergersub and certain stockholders party thereto attached hereto as Exhibit 2.

     Schedules

     The information set forth in Schedules A through H of Schedule 13D is hereby amended and supplemented as follows:

     (i)  Schedule A is hereby deleted and replaced by the following:

     "Schedule A. The information set forth under the heading "8. Directors and Executive Officers of Reed International P.L.C." of Schedule I of Schedule TO is incorporated herein by reference."

     (ii) Schedule B is hereby deleted and replaced by the following:

     "Schedule B. The information set forth under the heading "7. Directors and Executive Officers of Elsevier NV" of Schedule I of Schedule TO is incorporated herein by reference."

     (iii) Schedule C is hereby deleted and replaced by the following: i "Schedule C. The information set forth under the heading "6. Directors and Executive Officers of Reed Elsevier plc" of Schedule I of Schedule TO is incorporated herein by reference."

     (iv) Schedule D is hereby deleted and replaced by the following:

     "Schedule D. The information set forth under the heading "5. Directors and Executive Officers of Reed Elsevier Holdings BV" of Schedule I of Schedule TO is incorporated herein by reference."

     (v) Schedule E is hereby deleted and replaced by the following:

     "Schedule E. The information set forth under the heading "4. Directors and Executive Officers of Reed Elsevier Overseas BV" of Schedule I of Schedule TO is incorporated herein by reference."

     (vi) Schedule F is hereby deleted and replaced by the following:

     "Schedule F The information set forth under the heading "3. Directors and Executive Officers of Reed Elsevier U.S. Holdings Inc." of Schedule I of Schedule TO is incorporated herein by reference."

     (vii) Schedule G is hereby deleted and replaced by the following:

     "Schedule G. The information set forth under the heading "1. Directors and Executive Officers of Reed Elsevier Inc." of Schedule I of Schedule TO is incorporated herein by reference."

     (viii) Schedule H is hereby deleted and replaced by the following:

     "Schedule H. The information set forth under the heading "2. Directors and Executive Officers of REH Mergersub Inc." of Schedule I of Schedule TO is incorporated herein by reference."

                                   SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2000                    REH Mergersub Inc.

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Vice President


                                            Reed Elsevier Inc.

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Senior Vice President


                                            Reed Elsevier U.S. Holdings Inc.

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Vice President


                                            Reed Elsevier Overseas BV

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Attorney-in-Fact


                                            Reed Elsevier Holdings BV

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Attorney-in-Fact


                                            Reed Elsevier plc

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Attorney-in-Fact


                                            Reed International P.L.C.

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Attorney-in-Fact


                                            Elsevier NV

                                            By: /s/ Henry Z. Horbaczewski
                                               ---------------------------------
                                               Name:  Henry Z. Horbaczewski
                                               Title: Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit 1: Agreement and Plan of Merger dated as of October 27, 2000 between Reed Elsevier, REH Mergersub and the Issuer.*

Exhibit 2: Stockholder Agreement dated as of October 27, 2000, between Reed Elsevier, REH Mergersub and certain stockholders party thereto.**

Exhibit 3: Power of Attorney dated October 25, 2000 authorizing Henry Z. Horbaczewski to sign various instruments in connection with the Merger Agreement on behalf of Reed Elsevier Overseas BV as attorney-in-fact.*

Exhibit 4: Power of Attorney dated October 25, 2000 authorizing Henry Z. Horbaczewski to sign various instruments in connection with the Merger Agreement on behalf of Reed Elsevier Holdings BV as attorney-in-fact.*

Exhibit 5: Power of Attorney dated October 25, 2000 authorizing Henry Z. Horbaczewski to sign various instruments in connection with the Merger Agreement on behalf of Reed Elsevier plc as attorney-in-fact.*

Exhibit 6: Power of Attorney dated October 25, 2000 authorizing Henry Z. Horbaczewski to sign various instruments in connection with the Merger Agreement on behalf of Elsevier NV as attorney-in-fact.*

Exhibit 7: Power of Attorney dated October 25, 2000 authorizing Henry Z. Horbaczewski to sign various instruments in connection with the Merger Agreement this Schedule 13D on behalf of Reed International P.L.C. as attorney-in-fact.*

---------
 * Previously filed.
** Previously filed. Hereby deleted and replaced in its entirety by Exhibit 2 attached hereto.